Exhibit 15

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated July 29, 2010, and April 22, 2010 on our reviews of interim financial information of Raytheon Company and its subsidiaries (the “Company”) for the three and six month periods ended June 27, 2010 and June 28, 2009, and for the three month periods ended March 28, 2010 and March 29, 2009, and included in the Company’s Quarterly Report on Form 10-Q for the quarters ended June 27, 2010, and March 28, 2010, are incorporated by reference in this Registration Statement on Form S-8.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 29, 2010